Ooma, Inc.

Conflict Minerals Report

For The Calendar Year Ended December 31, 2024

This is the specialized disclosure report (“Report”) for Ooma, Inc. and its subsidiaries (collectively, the “Company,” “Ooma,” “we” or “our”), filed with the United States Securities and Exchange Commission (“SEC”) pursuant to Rule 13p-1 under the Securities Exchange Act of 1934, as amended (“Rule 13p-1,” and together with Form SD, the “Conflict Mineral Rule”) for the reporting period from January 1, 2024 to December 31, 2024. The Conflict Mineral Rule imposes certain reporting obligations on SEC registrants if they manufacture or contract to manufacture products for which one or more of the following minerals are necessary to the functionality or production of the products: cassiterite, columbite-tantalite (coltan) and wolframite; their derivatives tantalum, tin and tungsten; and gold (collectively, “3TG”). The Conflict Mineral Rule refers to these 3TG minerals as “conflict minerals” regardless of their geographic origin and whether or not they fund armed conflict. For products which contain conflict minerals, registrants must conduct in good faith a reasonable country of origin inquiry designed to determine whether any of the conflict minerals originated in the Democratic Republic of the Congo (“DRC”) or an adjoining country (together, a “Covered Country”). Numerous terms in this Report and Form SD are defined in Rule 13p-1 and SEC Release No. 34-67716 issued by the SEC on August 22, 2012 and the reader is referred to these materials for such definitions.

Conflict Minerals Disclosure

1.
Company Overview

Ooma creates powerful connected experiences for businesses and consumers. Our smart software-as-a-service and unified-communications-as-a-service platforms offer cloud-based communications solutions, smart security and other connected services. Our business and residential solutions deliver PureVoice high-definition voice quality, advanced functionality and integration with mobile devices, at competitive pricing and value. Our platforms help create smart workplaces and homes by providing communications, monitoring, security, automation, productivity and networking infrastructure applications.

We drive the adoption of our platforms by providing communications solutions to the large and growing markets for business, residential and mobile users, and then facilitate growth by offering new and innovative connected services to our user base. Our customers typically adopt our platforms by making a purchase or rental of our on-premise appliances, connecting to the internet and activating services, for which they primarily pay on a monthly basis.

Our services rely upon the following main elements: our multi-tenant cloud service, on-premise appliances, desktop and mobile applications, end-point devices and calling platform. Ooma’s cloud provides a high-quality, secure, managed, and reliable connection integrating every element of our platforms. Our on-premise appliances incorporate both a custom-designed, Linux-based computer and a high-speed network router, with several key features, including wireless connectivity to end-point devices and custom firmware and software applications that are remotely upgradable and extensible to new services. Our desktop and mobile applications enable customers to access our product features from anywhere, and our end-point devices enable additional functionality and services. Our calling platform provides a high-volume, low-cost infrastructure for all our calling applications. Our platforms power all aspects of our business, providing the infrastructure for the communications portion of our business and enabling a number of other current and future productivity, automation, monitoring, safety, security and networking infrastructure applications and services.

2.
Overview of Products

The Company has determined that 3TG minerals are necessary to the functionality or production of all hardware included in the Company’s products (the “Ooma Products”) listed below, which may include base stations, phones, handsets, adapters, headsets and security sensors:

Business Communications

Ooma Office is a cloud-based multi-user communications system for small and medium-sized businesses designed to manage communications in and out of the office with a suite of powerful features at an affordable price. Ooma Office consists of an on-premises appliance (base unit) and an Ooma Linx end-point device, which wirelessly connects regular desktop telephones and fax machines to the user’s high-speed internet connection.

Ooma Connect delivers both fixed wireless internet connectivity and Ooma Office phone service to replace or back-up slow, costly DSL, satellite and cable services. Ooma Connect consists of the Ooma Connect Base Station and the Ooma LTE antenna, which provides wireless internet through a nationwide LTE-Advanced network.

Ooma AirDial is a complete integrated solution for replacing legacy copper-wire analog phone service, also known as plain old telephone service (POTS). Each Ooma AirDial provides up to four lines of telephone service using a built-in wireless LTE Internet connection or broadband ethernet connection. The device connects to Ooma’s cloud-based phone service and can be managed remotely from the cloud.

Residential Communications

Ooma Telo is a complete home communications solution designed to serve as the primary phone line in the home, delivering high-quality voice communications and unique and valuable features. Users buy an Ooma Telo and plug it into a high-speed internet connection and standard home phone devices. Ooma Telo supports a line of accessories, or end-point devices, to expand the capabilities of the system to serve the needs of an entire household.

Ooma handset is a cordless handset delivering smart features, such as the ability to sync the phone book with online contacts and display picture caller ID by syncing with social media. One-touch voicemail access lets users check messages anywhere in the home and the intercom button allows them to talk between handsets or transfer calls.

Home Security

Ooma Home is a comprehensive do-it-yourself home security solution that connects to Ooma Telo and provides safety for homeowners when at home or away. The system includes motion, water, door and window, and garage door sensors in addition to the unique ability to remotely place a local 911 call from the home. Ooma Home also now includes geofencing capabilities to automatically arm and disarm the security system, a siren and a smoke detector (which smoke detector is provided by a third party, and excluded from Ooma Products for the purposes of this report). The Ooma home security app is the interface through which users can interact with Ooma Home to pair sensors, toggle between home, away and vacation modes, and manage and receive notifications.

3.
Conflict Minerals Policy

Ooma has a conflict minerals policy which is available on our investor relations website at https://www.ooma.com/company/environment/.

4.
Reasonable Country of Origin Inquiry

The Ooma Products contain conflict minerals which are necessary to their functionality or production. We are several tiers removed from mining operations, smelters and refiners (“SORs”). We must, therefore, rely on our suppliers to provide information regarding the origin and chain of custody of the conflict minerals contained in components supplied to the Company, including, in some cases, the sources of conflict minerals that are supplied to our suppliers by their own suppliers (i.e., “second-tier suppliers”). Further, the Company believes that SORs are best situated to identify the sources of the conflict minerals contained in the Ooma Products, and therefore has taken reasonable steps to identify the applicable SORs of conflict minerals in the Company’s supply chain.

As part of our reasonable country of origing inquiry (“RCOI”) process, we identified those suppliers from which we directly purchase components that contain (or may contain) necessary conflict minerals (“At-Risk Suppliers”). Next, we sent each of these At-Risk Suppliers the Conflict Minerals Reporting Template (“CMRT”) developed by the Responsible Minerals Initiative (“RMI”).

We reviewed and evaluated the responses that we received from At-Risk Suppliers for completeness and accuracy. We conducted necessary follow-up communications with At-Risk Suppliers when information provided by the At-Risk Suppliers appeared to be incomplete and when such At-Risk Suppliers failed to respond within a reasonable period of time. We exercised due diligence to determine the source and chain of custody of the conflict minerals necessary to the functionality or production of the Ooma Products, as required by the Conflict Mineral Rule.

5.
Due Diligence Measures Performed

The following describes the measures taken to exercise due diligence on the source and chain of custody of our conflict mineral use:

Step 1 - Establish Strong Company Management Systems

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We maintain a Conflicts Mineral Policy, pursuant to which we are committed to the responsible sourcing of components that contain conflict minerals and are required to comply with the underlying SEC rules and regulations surrounding conflict minerals.

Step 2 - Identify and Assess Risk in the Supply Chain

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We identified our At-Risk Suppliers and obtained their responses to the CMRT as part of our RCOI process.
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We evaluated the information gathered from the CMRTs and followed up with our At-Risk Suppliers regarding issues or inconsistencies.

Step 3 - Design and Implement a Strategy to Respond to Identified Risks

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The CMRT is the main method we use to identify risks.
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We reviewed the CMRT responses and followed up with our At-Risk Suppliers that did not respond to our requests until data was provided.

Step 4 - Audit of SOR Due Diligence Practices

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Given that we do not source conflict minerals from SORs, we rely on third parties, including the RMI, to coordinate and conduct third-party audits of these facilities.

Step 5 - Report on Supply Chain Due Diligence

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This Report and associated Form SD will be filed with the SEC and will be made available on our investor relations website at https://investors.ooma.com/.

6.
Results of RCOI and Due Diligence

As a result of our RCOI and due diligence process regarding 2024 activity, we received responses from all five of our At-Risk Suppliers. Four out of the five At-Risk Suppliers reported that none of their SORs sourced conflict minerals used in the Ooma Products from a Covered Country or conflict-affected and high-risk area, provided, that one such At-Risk Supplier disclosed that it only received responses from 75% of its direct suppliers. The fifth At-Risk Supplier disclosed that although the conflict minerals included in the Ooma Products are sourced from a Covered Country and conflict-affected and high-risk areas, the SORs from which such conflict minerals are sourced are conformant with RMI standards.

As a result of our RCOI and due diligence process, we have determined in good faith that we do not have sufficient information to determine whether the conflict minerals we purchased during calendar year 2024 that were necessary to the functionality or production of our products are “DRC conflict-free.” The Company did not obtain an independent private sector audit (an “IPSA”) of this Report in reliance on the statement of the Staff of the SEC issued on April 29, 2014.